SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of April 3, 2012, is by and between Next 1 Interactive, Inc., a Nevada corporation (“Next 1”), Webdigs, Inc., a Delaware corporation (“Webdigs”), and with regard to the provisions in Section 1.03 only, Mark A. Wilton. Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Next 1 owns 100,000,000 shares of common stock (the “Subsidiary Shares”) of Next One Realty, Inc. (the “Subsidiary”), which constitutes 100% of the issued and outstanding capital stock of the Subsidiary; and

WHEREAS, Next 1 desires to exchange the Subsidiary Shares for a number of newly issued shares of Series A Convertible Preferred Stock of Webdigs (the “Preferred Shares”) representing, on an as-converted and fully diluted basis, approximately 93% of the issued and outstanding shares of common stock of Webdigs, and Webdigs desires to exchange the Preferred Shares for the Subsidiary Shares, subject to the terms and conditions of this Agreement;

AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I
Exchange of Shares

SECTION 1.01. Exchange. At the Closing (as defined in Section 1.02), Next 1 shall sell, transfer, convey, assign and deliver to Webdigs all of the Subsidiary Shares (as defined in Section 2.23) in exchange for the issuance by Webdigs to Next 1 of the Preferred Shares free and clear of all Liens.

SECTION 1.02. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP in New York upon mutual release of Closing documentation upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

SECTION 1.03. Wilton Secured Notes.

(a) Next 1 is party to three (3) Secured Convertible Promissory Notes issued to Mark A. Wilton (hereinafter, the “Wilton Secured Notes”) bearing issue dates and original principal amounts as follows:

•	$4,388,526 issued April 15, 2011
•	$1,500,000 issued April 15, 2011
•	$211,000 issued April 15, 2011

(b) Each of the Wilton Secured Notes is secured by a properly perfected lien under Article 9 of the Uniform Commercial Code on all assets of Next 1, including, but not limited to, the Subsidiary Shares.

(c) Effective contemporaneously with Closing, Next 1 hereby pledges, assigns and grants to Mark A. Wilton a continuing security interest and lien in all of Next 1’s right, title and interest in and to the Preferred Shares as collateral security for the prompt, complete, and timely satisfaction of all present and future indebtedness, liabilities, duties, and obligations of Next 1 to Mark A. Wilton evidenced by or arising under the Wilton Secured Notes, and including, without limitation, all principal and interest payable under the Wilton Secured Notes and all attorneys’ fees, costs and expenses incurred by the holder thereof in the collection or enforcement of the same, except that Next 1shall be entitled to sell such Preferred Shares and the shares of common stock underlying such Preferred Shares pursuant to the financing plan set forth in Exhibit B attached hereto. Any sale, transfer, disposition or issuance of such Preferred Shares not in accordance with the Financing Plan shall only be made with the consent of Mark A. Wilton, which consent shall not be unreasonably withheld.

(d) Effective contemporaneously with the Closing, Mark A. Wilton hereby releases any claim of lien under Article 9 of the Uniform Commercial Code with regard to the Subsidiary Shares and the Subsidiary Shares only.

ARTICLE II
Representations and Warranties of Webdigs

Webdigs hereby represents and warrants to Next 1 that, except as set forth in the reports, schedules, forms, statements and other documents filed by Webdigs with the Securities and Exchange Commission (the “SEC”) and publicly available prior to the date of the Agreement (the “Webdigs SEC Documents”), or as set forth in the Webdigs Disclosure Schedule attached hereto (the “Webdigs Disclosure Schedule”):

SECTION 2.01. Organization, Standing and Power. Webdigs is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Webdigs, a material adverse effect on the ability of Webdigs to perform its obligations under this Agreement or on the ability of Webdigs to consummate the Transactions (a “Webdigs Material Adverse Effect”). Webdigs is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Webdigs Material Adverse Effect. Webdigs has delivered to Next 1 true and complete copies of the certificate of incorporation and bylaws of Webdigs, each as amended to the date of this Agreement (as so amended, the “Webdigs Charter Documents”).

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SECTION 2.02. Subsidiaries; Equity Interests. Except as set forth in Section 2.02 of the Webdigs Disclosure Schedule, Webdigs does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 2.03. Capital Structure. The authorized and outstanding capital stock of Webdigs on a fully diluted basis and all outstanding rights to acquire or receive, directly or indirectly, any equity of Webdigs as of the date of this Agreement and the Closing Date (not including the Preferred Shares) are set forth on Section 2.03 of the Webdigs Disclosure Schedule. Except as set forth on Section 2.03 of the Webdigs Disclosure Schedule, there are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or granting any right to subscribe for any shares of capital stock or other equity interest of Webdigs. All outstanding shares of Webdigs are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Webdigs Charter Documents or any Contract (as defined in Section 2.05) to which Webdigs is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Webdigs having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock may vote (“Voting Webdigs Debt”). Except as set forth in Section 2.03 of the Webdigs Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Webdigs is a party or by which Webdigs is bound (i) obligating Webdigs to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, Webdigs or any Voting Webdigs Debt, (ii) obligating Webdigs to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of Webdigs. The Preferred Shares, upon issuance, will constitute, on an as-converted and fully diluted basis, approximately 93% of the issued and outstanding shares of common stock of Webdigs.

SECTION 2.04. Authority; Execution and Delivery; Enforceability. Webdigs has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Webdigs of this Agreement and the consummation by Webdigs of the Transactions have been duly authorized and approved by the Board of Directors of Webdigs and no other corporate proceedings on the part of Webdigs are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Webdigs in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which Webdigs is subject.

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SECTION 2.05. No Conflicts; Consents.

(a) The execution and delivery by Webdigs of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Webdigs under any provision of (i) the Webdigs Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which Webdigs is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.05(b), any material judgment, order or decree (“Judgment”) or any material statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”) applicable to Webdigs or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Webdigs Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) is required to be obtained or made by or with respect to Webdigs in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 2.06. SEC Documents; Undisclosed Liabilities.

(a) Webdigs has filed all required Webdigs SEC Documents prior to June 20, 2011 pursuant to Sections 13 and 15 of the Securities Exchange Act of 1934, as applicable (the “Exchange Act”), except for those Webdigs SEC Documents listed on Schedule 2.06(a) in the Webdigs Disclosure Schedule.

(b) As of its respective filing date, each Webdigs SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Webdigs SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Webdigs SEC Document has been revised or superseded by a later filed Webdigs SEC Document, none of the Webdigs SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Webdigs included in the Webdigs SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Webdigs as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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(c) Except as set forth in the Webdigs SEC Documents, Webdigs has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Webdigs or in the notes thereto. The Webdigs Disclosure Schedule sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Webdigs) due after the date hereof.

SECTION 2.07. Information Supplied. None of the information supplied by Webdigs for inclusion or incorporation by reference in any Webdigs SEC Document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 2.08. Absence of Certain Changes or Events. Except as disclosed in the Webdigs SEC Documents or in the Webdigs Disclosure Schedule, from the date of the most recent audited financial statements included in the Webdigs SEC Documents to the date of this Agreement, Webdigs has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Webdigs from that reflected in the Webidgs SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Webdigs Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Webdigs Material Adverse Effect;

(c) any waiver or compromise by Webdigs of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Webdigs, except in the ordinary course of business and the satisfaction or discharge of which would not have a Webdigs Material Adverse Effect;

(e) any material change to a material Contract by which Webdigs or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of Webdigs;

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(h) any mortgage, pledge, transfer of a security interest in, or lien, created by Webdigs, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Webdigs’ ownership or use of such property or assets;

(i) any loans or guarantees made by Webdigs to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Webdigs’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Webdigs;

(k) any alteration of Webdigs’ method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Webdigs stock option plans; or

(m) any arrangement or commitment by Webdigs to do any of the things described in this Section 2.08.

SECTION 2.09. Taxes.

(a) Webdigs has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Webdigs Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Webdigs Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Webdigs know of no basis for any such claim.

(b) If applicable, Webdigs has established an adequate reserve reflected on its financial statements for all Taxes payable by Webdigs (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Webdigs, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Webdigs Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

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“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 2.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Webdigs SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Webdigs of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Webdigs (collectively, “Webdigs Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Webdigs and any current or former employee, officer or director of Webdigs, nor does Webdigs have any general severance plan or policy.

SECTION 2.11. ERISA Compliance; Excess Parachute Payments. Webdigs does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Webdigs Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Webdigs.

SECTION 2.12. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting Webdigs, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Preferred Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Webdigs Material Adverse Effect. Neither Webdigs nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 2.13. Compliance with Applicable Laws. Webdigs is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Webdigs Material Adverse Effect. This Section 2.13 does not relate to matters with respect to Taxes, which are the subject of Section 2.05.

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SECTION 2.14. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Webdigs.

SECTION 2.15. Contracts. There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Webdigs and its subsidiaries taken as a whole. Webdigs is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Webdigs Material Adverse Effect.

SECTION 2.16. Title to Properties. Webdigs does not own any real property. Webdigs has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Webdigs has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of Webdigs to conduct business as currently conducted.

SECTION 2.17. Insurance. Webdigs does not hold any insurance policies.

SECTION 2.18. Transactions With Affiliates and Employees. None of the officers or directors of Webdigs and, to the knowledge of Webdigs, none of the employees of Webdigs is presently a party to any transaction with Webdigs (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Webdigs, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 2.19. Application of Takeover Protections. Webdigs has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Webdigs’ Charter Documents or the laws of its state of incorporation that is or could become applicable to Next 1 as a result of Next 1 and Webdigs fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Preferred Shares.

SECTION 2.20. Investment Company. Webdigs is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 2.21. Foreign Corrupt Practices. Neither Webdigs, nor, to Webdigs’ knowledge, any director, officer, agent, employee or other person acting on behalf of Webdigs has, in the course of its actions for, or on behalf of, Webdigs (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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SECTION 2.22. Good Title. Upon issuance, the Preferred Shares will be validly issued, fully paid and nonassesable. Upon issuance, Next 1 will receive good title to the Preferred Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.23. Internal Accounting Controls. Webdigs maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Webdigs has established disclosure controls and procedures for Webdigs and designed such disclosure controls and procedures to ensure that material information relating to Webdigs is made known to the officers by others within those entities. Webdigs’ officers have evaluated the effectiveness of Webdigs’ controls and procedures. Since the date of the most recent audited financial statements included in the Webdigs SEC Documents, there have been no significant changes in internal controls or, to Webdigs’ knowledge, in other factors that could significantly affect Webdigs’ internal controls.

SECTION 2.24. Certain Registration Matters. Webdigs has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Webdigs registered with the SEC or any other Governmental Authority that have not been satisfied.

SECTION 2.25. Listed Shares. Webdigs’ common stock is quoted on the OTC Markets under the symbol “WBDG”. Webdigs is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing or quotation of its common stock on the trading market on which its common stock is currently listed or quoted. The issuance and sale of the Preferred Shares under this Agreement does not contravene the rules and regulations of the trading market on which Webdigs’ common stock is currently listed or quoted, and no approval of the stockholders of Webdigs is required for Webdigs to issue and deliver to Next 1 the Preferred Shares as contemplated by this Agreement.

SECTION 2.26. Full Disclosure. The representations and warranties of Webdigs contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under or pursuant to this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Webdigs has knowledge that has not been disclosed to Next 1 pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a material adverse effect on Webdigs or Next 1 (or Subsidiary) or materially adversely affect the ability of Webdigs to consummate in a timely manner the transactions contemplated hereby.

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ARTICLE III
Representations and Warranties of Next 1

Next 1 represents and warrants to Webdigs that, except as set forth in the Next 1 Disclosure Schedule attached hereto (the “Next 1 Disclosure Schedule”):

SECTION 3.01. Organization, Standing and Power. The Subsidiary is duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Subsidiary (a “Subsidiary Material Adverse Effect”). The Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Subsidiary Material Adverse Effect. Next 1 has delivered to Webdigs true and complete copies of the articles of incorporation and bylaws of the Subsidiary, each as amended to the date of this Agreement (as so amended, the “Subsidiary Charter Documents”).

SECTION 3.02. Good Title. Next 1 is the record and beneficial owner, and has good and marketable title to the Subsidiary Shares, with the right and authority to sell and deliver the Subsidiary Shares to Webdigs as provided herein. Upon registering Webdigs as the new owner of the Subsdiary Shares in the share register of the Subsidiary upon the consummation of the Transactions, Webdigs will receive good title to the Subsidiary Shares, free and clear of all Liens other those created or described under Section 1.03 above.

SECTION 3.03. Subsidiaries; Equity Interests. Except as set forth in Section 3.02 of the Next 1 Disclosure Schedule, the Subsidiary does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.04. Capital Structure. The authorized and outstanding capital stock of the Subsidiary on a fully diluted basis and all outstanding rights to acquire or receive, directly or indirectly, any equity of the Subsidiary as of the date of this Agreement and the Closing Date are set forth on Section 3.04 of the Next 1 Disclosure Schedule.  Except as set forth on Section 3.04 of the Next 1 Disclosure Schedule, there are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or granting any right to subscribe for any shares of capital stock or other equity interest of the Subsidiary. All outstanding shares of the Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Subsidiary Charter Documents or any Contract to which the Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock may vote (“Voting Subsidiary Debt”). Except as set forth in Section 3.04 of the Next 1 Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Subsidiary is a party or by which the Subsidiary is bound (i) obligating the Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, the Subsidiary or any Voting Subsidiary Debt, (ii) obligating the Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of the Subsidiary. As of the date of this Agreement and as of the Closing Date, the Subsidiary Shares will constitute 100% of the issued and outstanding capital stock of the Subsidiary.

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SECTION 3.05. Authority; Execution and Delivery; Enforceability. Next 1 has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Next 1 of this Agreement and the consummation by Next 1 of the Transactions have been duly authorized and approved by the Board of Directors of Next 1 and no other corporate proceedings on the part of Next 1 or the Subsidiary are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Next 1 in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which Next 1 is subject.

SECTION 3.06. No Conflicts; Consents.

(a) The execution and delivery by Next 1 of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Subsidiary under any provision of (i) Subsidiary Charter Documents or the articles of incorporation and bylaws of Next 1, each as amended to the date of this Agreement, (ii) any Contract to which Next 1 or the Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.06(b), any Judgment or material Law applicable to Next 1 or the Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Subsidiary Material Adverse Effect.

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(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no material Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Next 1 in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.07. Taxes.

(a) The Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Subsidiary Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Subsidiary Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Next 1 or the Subsidiary know of no basis for any such claim.

(b) If applicable, the Subsidiary has established an adequate reserve reflected on its financial statements for all Taxes payable by the Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Subsidiary Material Adverse Effect.

SECTION 3.08. Benefit Plans. The Subsidiary does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Subsidiary. As of the date of this Agreement there are no severance or termination agreements or arrangements between the Subsidiary and any current or former employee, officer or director of the Subsidiary, nor does the Subsidiary have any general severance plan or policy.

SECTION 3.09. Litigation. There is no Action pending or threatened in writing against or affecting the Subsidiary, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Subsidiary Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Subsidiary Material Adverse Effect. Neither the Subsidiary nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

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SECTION 3.10. Compliance with Applicable Laws. The Subsidiary is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Subsidiary Material Adverse Effect. This Section 3.10 does not relate to matters with respect to Taxes, which are the subject of Section 3.07.

SECTION 3.11. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Next 1 or the Subsidiary.

SECTION 3.12. Contracts. Except as disclosed in the Next 1 Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Subsidiary and its subsidiaries taken as a whole. The Subsidiary is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Subsidiary Material Adverse Effect.

SECTION 3.13. Title to Properties. The Subsidiary has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Subsidiary has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Subsidiary to conduct business as currently conducted.

SECTION 3.14. Transactions With Affiliates and Employees. Except as set forth in the Next 1 Disclosure Schedule, none of the officers or directors of the Subsidiary and, to the knowledge of Next 1, none of the employees of the Subsidiary is presently a party to any transaction with the Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Next 1, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.15. Application of Takeover Protections. The Subsidiary has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Subsidiary’s Charter Documents or the laws of its state of incorporation that is or could become applicable to Webdigs as a result of Webdigs and Next 1 fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the transfer by Next 1 of the Subsidiary Shares to Webdigs and Webdigs’ ownership of the Subsidiary Shares.

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SECTION 3.16. Investment Company. The Subsidiary is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.17. Foreign Corrupt Practices. Neither the Subsidiary, nor, to Next 1’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Subsidiary has, in the course of its actions for, or on behalf of, the Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV
Deliveries

SECTION 4.01. Deliveries of Webdigs. At or prior to the Closing, Webdigs shall deliver to Next 1: (i) certificates representing the Preferred Shares; and (ii) a certificate from Webdigs, signed by its Secretary certifying that the attached copies of the Webdigs Charter Documents and resolutions of the Board of Directors of Webdigs approving this Agreement and the Transactions, and creating and designating the Preferred Shares, are all true, complete and correct and remain in full force and effect;

SECTION 4.02. Deliveries of Next 1. At or prior to the Closing, Next 1 shall deliver to Webdigs: (i) certificates representing the Subsidiary Shares; (ii) an executed assignment in blank or stock power relating to the Subsidiary Sharesand the transfer thereof by Next 1 to Webdigs; (iii) a certificate by the Subsidiary’s Secretary certifying that attached copies of the Subsidiary Charter Documents are all true, complete and correct and remain in full force and effect; (iv) a certificate by Next 1’s Secretary certifying that attached resolutions of the Board of Directors of Next 1 approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect.

ARTICLE V
Conditions to Closing

SECTION 5.01. Webdigs Conditions Precedent. The obligations of Webdigs to enter into and complete the Closing is subject, at the option of Webdigs, to the fulfillment on or prior to the Closing Date of the following conditions.

(a) Representations and Covenants. The representations and warranties of Next 1 contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Next 1 shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Next 1 on or prior to the Closing Date. Next 1 shall have delivered to Webdigs, if requested, a certificate, dated the Closing Date, to the foregoing effect.

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(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Webdigs, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Subsidiary.

(c) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of capital stock of the Subsidiary, on a fully diluted basis, shall be as described in Section 3.04.

(d) Deliveries. The deliveries specified in Section 4.02 shall have been made by Next 1.

(e) Satisfactory Completion of Due Diligence. Webdigs shall have completed its legal, accounting and business due diligence of the Subsidiary and the results thereof shall be satisfactory to Webdigs in its sole and absolute discretion.

(f) Board Approval. The Board of Directors of Webdigs and Next 1 shall have approved the Transactions.

SECTION 5.02. Next 1 Conditions Precedent. The obligations of Next 1 to enter into and complete the Closing are subject, at the option of Next 1, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Next 1 in writing.

(a) Representations and Covenants. The representations and warranties of Webdigs contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Webdigs shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Webdigs on or prior to the Closing Date. Webdigs shall have delivered to Next 1, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Next 1, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Webdigs.

(c) Deliveries. The deliveries specified in Section 4.01 shall have been made by Webdigs.

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(d) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of Webdigs, on a fully diluted basis, shall be as described in Section 2.03.

(e) Satisfactory Completion of Due Diligence. Next 1 shall have completed its legal, accounting and business due diligence of Webdigs and the results thereof shall be satisfactory to Next 1 in its sole and absolute discretion.

(f) Board Approval. The Board of Directors of Webdigs and Next 1 shall have approved the Transactions.

(g) SEC Reports. Webdigs shall have filed with the SEC a withdrawal on Form 15/A (the “Form 15/A”) of its Certification and Notice of Termination of Registration Under Section 12(G) of the Securities Exchange Act of 1934, submitted to the SEC on Form 15 on January 9, 2012, after which Webdigs’ common stock will be registered under Section 12(g) of the Exchange Act. Prior to the date that is sixty (60) days after Webdigs’ filing of the Form 15/A, Webdigs shall have filed with the SEC all the material required to be filed pursuant to Section 13 of the Exchange Act since April 30, 2011 (or that would have been required to have been filed if Webdigs’ common stock was registered under Section 12(g) during such period), including, without limitation Webdigs’ 10-Q for the period ended July 31, 2011, 10-K for the year ended October 31, 2011, and 10-Q for the period ended January 31, 2012.

(h) Certificate of Designation. Webdigs shall have filed with the Secretary of State of Delaware the Certificate of Designation of Series A Convertible Preferred Stock in a form acceptable to Next 1 and in any event having the rights, preferences and privileges described in Exhibit A.

ARTICLE VI
Covenants

SECTION 6.01. Public Announcements. Next 1 and Webdigs will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 6.02. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 6.03. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

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SECTION 6.04. Exclusivity. Each of Next 1 and Webdigs shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

SECTION 6.05. Filing of 8-K. Next 1 shall file, no later than four (4) business days of the Closing Date, a current report on Form 8-K with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions. Webdigs will similarly file, no later than four (4) business days of the Closing Date, a current report on Form 8-K with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions.

SECTION 6.06. Access. Webdigs shall permit representatives of Next 1 to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Webdigs. Next 1 shall cause the Subsidiary to permit representatives of Webdigs to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Subsidiary.

SECTION 6.07. Preservation of Business. From the date of this Agreement until the Closing Date, Webdigs shall (and Next 1 will cause the Subsidiary to) operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that Webdigs shall not issue any securities without the prior written consent of Next 1), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

ARTICLE VII
Miscellaneous

SECTION 7.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Next 1, to:

Next 1 Interactive, Inc.

2690 Weston Road, Suite 200

Weston, FL 33331

Facsimile: 954-888-9082

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

Attention: Jeffrey Fessler, Esq.

Facsimile (212) 202-7735

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If to Webdigs, to:

Robert A. Buntz, Jr.

Webdigs, Inc.

3445 Zenith Avenue S.

Minneapolis, Minnesota 55416

Facsimile: (866) 397-8103

SECTION 7.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Webdigs and Next 1. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 7.03. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Next 1 and Webdigs will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 7.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.06. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

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SECTION 7.07. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Exhibits attached hereto and the Webdigs Disclosure Schedule and the Next 1 Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 7.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York, New York, and the Parties hereby waive any and all rights to trial by jury.

SECTION 7.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Share Exchange Agreement as of the date first above written.

NEXT 1 INTERACTIVE, INC.

By: /s/Bill Kerby

Name: Bill Kerby

Title: CEO

WEBDIGS, INC.

By: /s/ Robert Buntz

Name: Robert Buntz

Title:

/s/ Mark Wilton

Mark A. Wilton

[Signature Page to Share Exchange Agreement]

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Webdigs Disclosure Schedule

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Next 1 Disclosure Schedule

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EXHIBIT A

Rights, Preferences and Privileges of Series A Convertible Preferred Stock

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